Exhibit 99.1

ITEM 6. SELECTED FINANCIAL DATA

(In thousands, except per share data)

On November 3, 2008, we entered into a series of agreements with Acusphere, Inc. that resulted in Acusphere issuing to us a $15 million senior secured convertible note, convertible into, among other potential options, a controlling interest in Acusphere; we also acquired license rights to certain Acusphere intellectual property in exchange for $5 million plus future royalty payments.  On March 28, 2008 we acquired certain intellectual property from Acusphere in exchange for $10 million.  We have determined that, as a result of these transactions, Acusphere is a variable interest entity and we are the primary beneficiary.   As a result, we have consolidated Acusphere’s results in accordance with FIN 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”), as of November 3, 2008.

We completed the acquisitions of AMRIX® in August 2007, the issued share capital of Zeneus Holdings Limited on December 22, 2005, substantially all assets related to the TRISENOX® (arsenic trioxide) injection business from CTI and CTI Technologies, Inc., a wholly-owned subsidiary of CTI on July 18, 2005, outstanding capital stock of Salmedix, Inc. on June 14, 2005 and the outstanding shares of capital stock of CIMA LABS on August 12, 2004. These acquisitions have been accounted for either as business combinations or asset purchases.

Five-year summary of selected financial data:

	Year Ended December 31,
Statement of operations data	As Adjusted 2008(1), (2)	As Adjusted 2007(1), (3)	As Adjusted 2006(1), (3)	As Adjusted 2005(1), (3)	As Adjusted 2004(1), (3)
Sales	$1,943,464	$1,727,299	$1,720,172	$1,156,518	$980,375
Other revenues	31,090	45,339	43,897	55,374	35,050
Total revenues	1,974,554	1,772,638	1,764,069	1,211,892	1,015,425

Settlement reserve	7,450	425,000	—	—	—
Impairment charges	99,719	—	12,417	20,820	30,071
Acquired in-process research and development	41,955	—	5,000	366,815	185,700
Debt exchange expense	—	—	41,106	—	28,230
Write-off of deferred debt issuance costs	—	—	—	—	—
Restructuring charge	8,415	—	—	—	—
Loss on sale of equipment	17,178	1,022	—	—	—
Income tax expense (benefit)	(37,819)	103,153	76,524	(77,279)	43,548
Net income (loss)	171,889	(226,429)	115,642	(187,227)	(77,356)
Net loss attributable to noncontrolling interest	21,073	—	—	—	—

Net income (loss) attributable to Cephalon, Inc.	$192,962	$(226,429)	$115,642	$(187,227)	$(77,356)

Basic income (loss) per common share attributable to Cephalon, Inc.	$2.84	$(3.40)	$1.91	$(3.23)	$(1.37)

Weighted average number of common shares outstanding	68,018	66,597	60,507	58,051	56,489

Diluted income (loss) per common share attributable to Cephalon, Inc.	$2.54	$(3.40)	$1.66	$(3.23)	$(1.37)

Weighted average number of common shares outstanding-assuming dilution	76,097	66,597	69,672	58,051	56,489

	December 31,
Balance sheet data	As Adjusted 2008(1), (2)	As Adjusted 2007(1), (3)	As Adjusted 2006(1), (3)	As Adjusted 2005(1), (3)	As Adjusted 2004(1), (3)
Cash, cash equivalents and investments	$524,459	$826,265	$521,724	$484,090	$791,676
Total assets	3,082,942	3,395,759	2,937,339	2,638,907	2,315,615
Current portion of long-term debt	781,618	944,659	701,074	590,038	5,114
Long-term debt (excluding current portion)	3,692	3,788	206,895	617,944	1,102,734
Redeemable Equity	248,402	292,509	322,239	343,122	0
Accumulated deficit	(521,286)	(714,248)	(480,651)	(596,293)	(409,066)
Equity	1,416,680	1,191,557	1,203,947	577,025	930,413

(1) As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”  See Note 1 of the Consolidated Financial Statements for additional information.

(2) As adjusted for FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.”  See Note 1 of the Consolidated Financial Statements for additional information.

(3) As adjusted for the retrospective application of a change in accounting method for inventory.  See Note 1 of the Consolidated Financial Statements for additional information.